Exhibit 11

        STATEMENT REGARDING COMPUTATION OF PRO FORMA NET LOSS PER SHARE


                                        Year-Ended
                                        December 31,      Three Months Ended
                                            1995         1995            1996
                                         ---------    ---------       ---------
Net loss                                 2,330,000      424,000        899,000
Interest and amortization on
  convertible notes                        (65,000)           0       (113,000)
                                         ---------    ---------       ---------
    Unaudited pro forma net loss
    per share assuming conversion
    of convertible preferred stock       2,265,000      424,000        786,000
                                         =========    =========       =========

Weighted average common shares
  outstanding during the period(1)         804,000      804,000        804,000

Shares issuable upon conversion of
  preferred stock                        2,612,000    2,612,000      2,612,000

Shares issuable pursuant to Staff
  Accounting Bulletin No. 83 (SAB 83)
  using the treasury stock method          693,000      693,000        693,000
                                         ---------    ---------       ---------

Shares used in computing net loss
  per share                              4,109,000    4,109,000       4,109,000
                                         =========    =========       =========

Pro forma net loss per share                 $0.55        $0.10           $0.19
                                         =========    =========       =========
- ----------

(1) Common equivalent shares have been excluded from all periods presented as their inclusion would be anti-dilutive.